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                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-(b)

                             (Amendment No. ___)(1)

                       Hungarian Telephone and Cable Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   4455421030
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 12, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)

[X]      Rule 13d-1(c)

[ ]      Rule 13d-1(d)

-------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.:  4455421030

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Danish Investment Fund for Central and Eastern Europe


--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER  OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
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   3     SEC USE ONLY

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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Kingdom of Denmark

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                            5    SOLE VOTING POWER
        NUMBER OF                                                      1,285,714
         SHARES             ----------------------------------------------------
      BENEFICIALLY          6    SHARED VOTING POWER
          OWNED                                                                0
         BY EACH            ----------------------------------------------------
        REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON                                                        1,285,714
          WITH              ----------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

                                                                       1,285,714
--------------------------------------------------------------------------------
   10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                           10.7%
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
                                                                              CO
--------------------------------------------------------------------------------

                      *See Instructions before filling out!



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                                                              Page 2 of 5 Pages

ITEM 1(a). Name of Issuer:

           Hungarian Telephone and Cable Corp.

ITEM 1(b). Address of Issuer's Principal Executive Offices:

           100 First Stamford Place, Suite 204,Stamford, CT  06902

ITEM 2(a). Name of Person Filing:

           Danish Investment Fund for Central and Eastern Europe

ITEM 2(b). Address of Principal Business Office or, if None, Residence:

           4, Bremerholm, DK 1069 Copenhagen K - Denmark

ITEM 2(c). Citizenship:

           Kingdom of Denmark

ITEM 2(d). Title of Class of Securities:

           Common Stock

ITEM 2(e). CUSIP Number:

           4455421030

ITEM 3. If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the Person Filing is a:

           (a)  [ ]   Broker or dealer registered under Section 15 of the
                      Exchange Act.
           (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
           (c)  [ ]   Insurance company registered under Section 8 of the
                      Investment Company Act.
           (d)  [ ]   Investment company registered under Section 8 of the
                      Investment Company Act.
           (e)  [ ]   An investment adviser in accordance with Rule 13d-1 (b)
                      (1) (ii) (E);
           (f)  [ ]   An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1 (b)(1)(ii)(F);
           (g)  [ ]   A parent holding company or control person in accordance
                      with Rule 13d-1 (b)(1)(ii)(G);
           (h)  [ ]   A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;


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                                                              Page 3 of 5 Pages

          (i)  [ ]   A church plan that is excluded from the definition of an
                     investment company under Section 3(c) (14) of the
                     Investment Company Act;
          (j)  [ ]   Group, in accordance with Rule 13d-1(c), check this
                     box. [ ]

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)   Amount beneficially owned: 1,285,714
          (b)   Percent of class: 10.7%
          (c)   Number of shares as to which such person has:
          (i)   Sole power to vote or to direct the vote: 1,285,714
          (ii)  Shared power to vote or to direct vote:  -0-
          (iii) Shared power to dispose or to direct the disposition: 1,285,714
          (iv)  Shared power to dispose or to direct the disposition of:  -0-

          Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.   Ownership of Five Percent of Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

          Instruction.  Dissolution of a group requires a response to this item.

ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person.

                   Not Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                   Not Applicable

ITEM 8.   Identification and Classification of Members of the Group.

                   Not Applicable



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                                                               Page 4 of 5 Pages

ITEM 9.    Notice of Dissolution of Group.

                    Not Applicable

ITEM 10.   Certifications.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not held in connection with or as participant in any transaction having that purpose of effect.


                                  SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 18, 1999                   DANISH INVESTMENT FUND FOR CENTRAL
                                       AND EASTERN EUROPE



                                            /s/Frank Norman Larsen
                                       By:  /s/Torben Huss
                                           ------------------------------------
                                             Name:  Frank Norman Larsen
                                             Title: Deputy Managing Director

                                             Name:  Torben Huss
                                             Title: Department Director